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                                                                  EXHIBIT 10.18

                             EMPLOYMENT AGREEMENT

  Agreement effective November 1, 1998, between MapInfo Corporation, One Global View, Troy, New York 12180 ("MapInfo" or "Company"), and John C. Cavalier, an individual residing at 42 East Ridge Road, Loudonville, New York 12211 ("Cavalier").

1.0 EMPLOYMENT AND TERM

  1.1 MapInfo agrees to continue to employ Cavalier as President and Chief Executive Officer of the Company for a period of three years from November 1, 1998 to November 1, 2001 (the "Contract Expiration Date").

  1.2 Cavalier agrees to continue to aid in managing the operations of MapInfo under the supervision of the Board of Directors of MapInfo, to serve as a member of the MapInfo Board of Directors, to perform such other services as shall from time to time be assigned to him by the Board of Directors, and to diligently and competently devote his entire business time, skill and attention to such services.

2.0 COMPENSATION AND BENEFITS

  2.1 The Company shall pay to Cavalier a base salary of not less than $275,000 per annum, in accordance with the standard payroll practices of the Company. Cavalier's annual salary may be increased from time to time in accordance with the normal business practices of the Company and, if so increased, shall not thereafter be decreased, except by the mutual agreement of the parties.

  2.2 The Company shall reimburse Cavalier for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, payable in accordance with the standard expense account procedures of MapInfo.

  2.3 Cavalier shall be entitled to participate on the same basis, subject to the same qualifications, as other employees of the Company in any disability, pension, life insurance, health insurance, hospitalization and other fringe benefit plans in effect with respect to other employees of the Company, in accordance with the written terms of said plans which shall be controlling.

  2.4 The Company shall purchase such additional medical, disability, life insurance and/or other fringe benefit programs of Cavalier's choosing up to a maximum amount of $ 35,000 per annum. Additionally the Company requires, and shall pay all expenses of, an annual physical for Cavalier at the Mayo Clinic, to the extent such expenses are not covered by the Company's existing health insurance plan. The income tax implications of all of this compensation shall be the responsibility of Cavalier.

  2.5 In addition to his salary, Cavalier will be eligible to earn each year during the term of his employment incentive compensation in amounts to be determined by the Compensation Committee of the Board of Directors based on the Company's and Cavalier's performance during each fiscal year as follows:

    2.5.1 an additional one-half of Cavalier's annual base salary may be earned, payable quarterly, for achieving targeted Company and personal objectives, and another additional one-half annual base salary may be earned, payable not later than forty-five (45) days after the end of the fiscal year, for achieving super objectives; and

    2.5.2 Cavalier's annual incentive compensation target may be increased from time to time in accordance with the normal business practices of the Company and, if so increased, shall not thereafter be decreased below the initial incentive compensation plan of this Agreement (section 2.5.1 above) except by written mutual agreement of the parties.


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    2.6 Also in addition to his salary, Cavalier shall be granted one hundred thousand (100,000) non-qualified stock options under the MapInfo 1993 Stock Incentive Plan (the "Plan") in accordance with the provisions of the Plan, a copy of which has been received by Cavalier, with:

      2.6.1 the exercise price of the options set at the fair market value of MapInfo Common Stock on November 1, 1998; and

      2.6.2 twenty-five thousand (25,000) of the options shall fully vest on October 31, 2000, and the remaining seventy-five thousand (75,000) shall fully vest on October 31, 2001.

3.0 INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-COMPETITION

  Cavalier reaffirms his previously executed attached Employee Intellectual Property, Confidential Information and Non-Competition Agreement.

4.0 IRREPARABLE INJURY

  4.1 Both parties hereto recognize that the services to be rendered by Cavalier during the term of his employment are special, unique and of extraordinary character, and Cavalier acknowledges that any violation by him of Section 3 of this Agreement may cause the Company irreparable injury.

  4.2 In the event of a breach or threatened breach by Cavalier of the provisions of said Section 3, MapInfo shall be entitled to an injunction restraining Cavalier from violating the terms thereof, and from providing any confidential information to any person, firm, corporation, association or other entity, whether or not Cavalier is then employed by, or an officer, director, or owner thereof.

  4.3 Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Cavalier.

5.0 EARLY TERMINATION

  Definitions for purposes of this Agreement:

    "CAUSE" shall be defined and limited to (i) the willful and continued failure by Cavalier to substantially perform his duties hereunder (other than any such failure resulting from Cavalier's incapacity due to physical or mental illness), or (ii) conviction for any crime other than simple offenses or traffic offenses or misdemeanors that could not relate to performance or harm the Company in any way; or (iii) breach of Cavalier's fiduciary responsibilities to the Company; or (iv) conduct reflecting moral turpitude; or (v) commission of fraud or gross misconduct in Cavalier's dealings with or on behalf of the Company; or (vi) breach of any duty of confidentiality owned the Company.

    "CHANGE IN CONTROL OF THE COMPANY" shall mean an acquisition (directly or indirectly) resulting in more than 50% of the Company's voting stock or assets being acquired by one or more entities that thereby gain management control of the Company. This section shall govern in case of any conflict between the wording of this Agreement and the wording of the plan under which any options were granted to Cavalier.

    "GOOD REASON" shall mean a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten
  (10) days after Cavalier has given written notice of such noncompliance to the Company.

    "NOTICE OF TERMINATION" shall mean a written notice to the other party that Cavalier is either terminating or to be terminated for one of the reasons set forth in this Agreement.


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  5.1 Cavalier's employment hereunder may be terminated prior to the Agreement
Expiration Date only under any one of the following circumstances:

    5.1.1 the death of Cavalier;

    5.1.2 a mental, physical or other disability or condition of Cavalier which renders him incapable of performing his obligations under this Agreement for a period of three (3) consecutive months;

    5.1.3 by Cavalier for either (i) Good Reason or (ii) a Change in Control of the Company;

    5.1.4 by the Company for Cause.

  5.2 Any termination of Cavalier's employment by the Company or by Cavalier shall be communicated by written Notice of Termination to the other party hereto.

  5.3 "DATE OF TERMINATION" shall mean:

    5.3.1 if Cavalier's employment is terminated by his death, the date of his death;

    5.3.2 if Cavalier's employment is terminated by reason of the event specified in subsection 5.1.2 above, thirty (30) days after Notice of Termination is given (provided that Cavalier shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period);

    5.3.3 if Cavalier's employment is terminated for Cause pursuant to subsection 5.1.4. above, the date the Notice of Termination is given or later if so specified in such Notice of Termination; and

    5.3.4 if Cavalier's employment is terminated for any other reason, the date on which a Notice of Termination is given.

  5.4 If within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date fixed, either by arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction.

6.0COMPENSATION UPON EARLY TEMINATION OR DISABILITY

  6.1 During any period that Cavalier fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), he shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to section
5.1.2 above, provided that payments so made to Cavalier during the disability period shall be reduced by the sum of the amounts, if any, payable to Cavalier at or prior to the time of any such payment under disability benefit plans of the Company, and which were not previously applied to reduce any such payment.

  6.2. If Cavalier's employment is terminated by his death, the Company shall have no further payment obligations to Cavalier other than those arising from his employment prior to his death.

  6.3 If Cavalier's employment shall be terminated for Cause, the Company shall pay Cavalier his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any incentive compensation earned under Section 2.5 through the Date of Termination, and the Company shall have no further obligations to Cavalier under this Agreement.

  6.4 If Cavalier shall terminate his employment by resigning for other than Good Reason, the Company shall pay Cavalier his full salary through the Date of Termination at that rate in effect when the Notice of Termination is given, and any incentive compensation earned under Section 2.5 as of the Date of Termination.

  6.5 If Cavalier's employment shall be terminated by MapInfo for reasons other than pursuant to Sections 5.1.1, 5.1.2 or 5.1.4 hereof or if Cavalier shall terminate his employment for Good Reason, then

    6.5.1 the Company shall pay to Cavalier, in a lump sum at the option of Cavalier and then within fourteen (14) days following the Date of Termination, his full salary due to the end of the contract period

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  (October 31, 2001), at the rate in effect at the time Notice of Termination is given, but in any event not less than one full year of salary regardless of the remaining number of months under this Agreement, together with any incentive compensation earned under Section 2.1.5 as of the Date of Termination; and

    6.5.2 the Company shall continue Cavalier's health and dental insurance coverage for the one year period following the Date of Termination on the same terms as provided to other MapInfo employees.

  6.6 Upon any Change in Control of the Company, where Cavalier is not the surviving CEO, or is offered a position not equivalent to his present position, then, at his option, his employment shall terminate upon such change in control; and:

    6.6.1 The Company shall pay to Cavalier, in a lump sum at his option within fourteen (14) days following the Date of Termination:

      6.6.1.1 his full base salary due through the end of the contract period (October 31, 2001), at the rate in effect at the time Notice of Termination is given, but in any event not less than one full year of salary regardless of the remaining number of months under this Agreement; and

      6.6.1.2 an additional payment that is equal to the average of the incentive compensation paid to Cavalier during the preceding two full contract employment years divided by twelve (12), and multiplied by the months remaining on the term of this contract; and

    6.6.2 The Company shall continue, for a period of one year from the Date of Termination, to pay for Cavalier's group health and group life insurance, or provide equivalents thereof.

  6.7 Upon any Change in Control of the Company, all unexpired and unvested options of Cavalier to purchase common stock of the Company shall become exercisable immediately as of the date of such Change in Control, for such period of time and upon such terms as are provided in the Plan under which the options were granted.

7.0 NOTICES

  All communications and notices hereunder shall be in writing and either personally delivered or mailed to the party at the address set forth above. Notices to MapInfo shall be addressed to the attention of the Chairman with a copy to the Executive Vice President/CFO.

8.0 ENTIRE AGREEMENT, NO WAIVER

  This Agreement and the agreements referred to herein constitute the entire understanding between that parties and supersede all prior agreements or understandings between the parties except as to matters that that may be ongoing, such as but not limited to the forgiveness of debt agreed to in the initial Employment Agreement between the parties. No waiver or modification of the terms hereof shall be valid unless in writing signed by both parties hereto and only to the extent therein set forth.

9.0 SUCCESSORS

  9.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Cavalier, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company (or any successor to its business and/or assets) to obtain such agreement prior to the effectiveness of any such succession shall, at Cavalier's option to treat it as such, be a breach of this Agreement, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.


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  9.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however, that except as provided in this Section 9, this Agreement may not be assigned by either of the parties hereto. If Cavalier should die while any amounts would still be payable to him, all such amounts earned, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Cavalier's previously determined designee or, if there be no such designee, to Cavalier's estate.

10.0 ARBITRATION

  10.1 Except as otherwise provided in Section 4.0 above, any dispute or claim relating to or arising out of the employment of the Company, whether based on contract or tort or otherwise, but not including statutory claims, shall be subject to final and binding arbitration in the State of New York in accordance with the applicable commercial arbitration rules of the American Arbitration Association in effect at the time the claim or dispute arose

  10.2 The arbitrators shall have jurisdiction to determine any such claim, and may grant any relief authorized by law for such claim with their decision based on and supported by written findings of fact and conclusions of law

  10.3 Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if arbitration is not initiated within twelve (12) months of the date the claim or dispute first arose.

11.0 GOVERNING LAW

  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the choice of law provisions thereof.

  IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first written above.

                                         MAPINFO CORPORATION

         /s/ John C. Cavalier             BY:      /s/ Michael D. Marvin
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           JOHN C. CAVALIER                        Chairman of the Board

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